CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ACE REIT, INC. Pursuant to Section 242 Of the General Corporation Law Of the State of Delaware

            ACE REIT, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify that:

      1.      The Board of Directors of ACE REIT, Inc. (the "Company") duly adopted by Unanimous Written Consent pursuant to Section 141 of the GCL, all in accordance with Section 242 of the GCL, the following resolutions setting forth proposed amendments to the Certificate of Incorporation of the Company, declaring said amendments to be advisable and submitting them to the sole stockholder of the Company for consideration thereof:

            RESOLVED, That the Certificate of Incorporation (the "Certificate") of the Company be, and hereby is, amended by deleting the current Article THIRD of the Certificate and replacing it with the following:

THIRD: The purpose of the Corporation and the nature and objects of the business to be transacted, promoted, conducted or carried out are:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FURTHER RESOLVED, That the Certificate of Incorporation (the "Certificate") of the Company be, and hereby is, further amended by deleting the current Article NINTH of the Certificate; and

      2.      In accordance with the provisions of Sections 228 and 242 of the GCL, the amendment was adopted by the sole shareholder of the Company without a meeting, pursuant to the written consent of the shareholder.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by its ________________________.
Date: July 30, 2002	ACE REIT, INC. By: